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                                                                 Exhibit 10.43

Sanwa
Bank
California

                     FIRST AMENDMENT TO CREDIT AGREEMENT

    This FIRST Amendment to CREDIT AGREEMENT (the "Amendment") is made and entered into as of April 1, 1999, by and between SANWA BANK CALIFORNIA (the "Bank") and ATG INC. (the "Borrower") with respect to the following:

    This Amendment shall be deemed to be a part of and subject to that certain Credit Agreement dated as of December 28, 1998, as it may be amended from time to time, and any and all addenda and riders thereto (collectively the "Agreement"). Unless otherwise defined herein, all terms used in this Amendment shall have the same meanings as in the Agreement. To the extent that any of the terms or provisions of this Amendment conflict with those contained in the Agreement, the terms and provisions contained herein shall control.

     WHEREAS, the Borrower and the Bank mutually desire to extend and/or modify the Agreement.

    NOW THEREFORE, for value received and hereby acknowledged, the Borrower and the Bank agree as follows:

1. Modification of Line of Credit Facility. Section 2.02 of the Agreement is modified and amended as follows: The dollar amount provided for in section
    2.02 of the Agreement, which is currently $9,500,000.00, is hereby modified and changed to be $13,000,000.00.

2. Modification of Repayment of Principal. Section 2.02 D of the Agreement is modified and amended as follows: The date provided for in section 2.02 D of the Agreement, which is currently June 30, 1999, is hereby modified and changed to be September 1, 1999.

3. Modification of Expiration of the Line of Credit Facility. Section 2.02 H of the Agreement is modified and amended as follows: The date provided for in section 2.02 H of the Agreement, which is currently June 30, 1999, is hereby modified and changed to be September 1, 1999.

4. Modification of Letter of Credit Facility. Section 2.03 of the Agreement is modified and amended as follows: The dollar amount provided for in section
    2.03 of the Agreement, which is currently $3,000,000.00, is hereby modified and changed to be $3,500,000.00. The dollar amounts provided for in section 2.03, which are currently $9,500,000.00, are hereby modified and changed to be $13,000,000.00.

5. Modification of Expiration of Facility. Section 2.03 B of the Agreement is modified and amended as follows: The date provided for in section 2.03 B of the Agreement, which is currently June 30, 1999, is hereby modified and changed to be September 1, 1999.

6. Modification of Additional Indebtedness. Section 6.11 of the Agreement is modified and amended as follows: The dollar amount provided for in section
    6.11 of the Agreement, which is currently $2,000,000.00, is hereby modified and changed to be $8,000,000.00.

7. Modification of Loans. Section 6.12 of the Agreement is deleted in its entirety and the following is substituted in lieu thereof: Section 6.12 Loans. Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities or subsidiaries of the Borrower, except for credit extended in the ordinary course of the Borrowers business as presently conducted.
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8.  Modification of Liens and Encumbrances.  Section 6.13 of the Agreement is
    modified and amended as follows: The dollar amount provided for in section
    6.13 of the Agreement, which is currently $2,000,000.00, is hereby modified and changed to be $8,000,000.00.

9. Modification of Debt to Net Worth Ratio. Section 6.16 B of the Agreement is modified and amended as follows: The ratio provided for in section 6.16 B of the Agreement, which is currently 1.00 to 1.00, is hereby modified and changed to be 1.50 to 1.00.

10. Modification of Profitability. Section 6.16 E of the Agreement is deleted in its entirety and the following is substituted in lieu thereof. Section
    6.16 E. Profitability. The Borrower shall not show a net loss in any fiscal quarter.

11. Modification of Capital Expense: Section 6.18 of the Agreement is deleted in its entirety and the following is substituted in lieu thereof: Section 6.18 Capital Expenses. Not make any fixed capital expenditure or any commitment therefor, including, but not limited to, incurring liability for leases which would be, in accordance with generally accepted accounting principles, reported as capital leases, or purchase any real or personal property in an aggregate amount exceeding $5,000,000 in any one fiscal year.

12. Change in Revocation or Limitation of Guaranty: Section 7.06 of the Agreement is deleted in its entirety and the following is substituted in lieu thereof. Section 7.06 Revocation or Limitation of Guaranty. Any guaranty shall be revoked or limited or its enforceability or validity shall be contested by any guarantor, by operation of law, legal proceeding or otherwise or any guarantor who is a natural person shall die or any covenant under the guaranty shall be breached.

13. Conditions Precedent. As a condition precedent to the effectiveness of this Amendment, Borrower agrees to pay to Bank a fee of $8,000.00.

14. Representations and Warranties. The Borrower hereby reaffirms the representations and warranties contained in the Agreement and represents that no event, which with notice or lapse of time, could become an Event of Default, has occurred or is continuing.

15. Confirmation of Other Terms and Conditions of the Agreement. Except as specifically provided in this Amendment, all other terms, conditions and covenants of the Agreement unaffected by this Amendment shall remain unchanged and shall continue in full force and effect and the Borrower hereby covenants and agrees to perform and observe all terms, covenants and agreements provided for in the Agreement, as hereby amended.

16. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of California to which jurisdiction the parties hereto hereby consent and submit.

17. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
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    IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first hereinabove written.

BANK:                                     BORROWER:

SANWA BANK CALIFORNIA

BY:   /s/ John Norawong                   BY:   /s/ Doreen Chiu
      ------------------------                  ----------------------
NAME: John Norawong, Assistant            NAME: Doreen Chiu, President
      Vice President
                                          ADDRESS:

                                             47375 Fremont Boulevard
                                             Fremont, CA 94538